Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
On February 8, 2013 (the “Effective Date”), the previously announced collaboration arrangement between The Medicines Company (“MDCO”) and Bristol-Myers Squibb Company (“BMS”) became effective pursuant to the Master Transaction Agreement, dated as of December 11, 2012, between MDCO and BMS. During the scheduled collaboration term of up to two years from the Effective Date (the “Collaboration Term”), BMS and MDCO will engage in certain collaborative activities related to the commercialization of Recothrom® products (the “Products” or "Recothrom Business") and MDCO will have the exclusive right to promote, market and sell the Products worldwide.
The following unaudited pro forma condensed combined consolidated financial statements of MDCO as of September 30, 2012 and for the nine months ended September 30, 2012 and year ended December 31, 2011 (“pro forma financial statements”) have been derived from (1) the unaudited consolidated financial statements of MDCO for the nine months ended September 30, 2012 contained in MDCO’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2012, including the notes thereto, filed with the Securities and Exchange Commission ("SEC") on November 9, 2012; (2) the audited consolidated financial statements of MDCO for the year ended December 31, 2011, including the notes thereto, contained in MDCO's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 29, 2012 and amended on June 5, 2012 (3) the unaudited statements of net revenues and direct expenses of the Recothrom Business for the nine months ended September 30, 2012 and 2011, including the notes thereto, included in Exhibit 99.2 to this Amendment No. 1 to Form 8-K filed with the SEC on April 19, 2013, which amends MDCO's Current Report on Form 8-K filed with the SEC on February 8, 2013; and (4) the audited statement of net revenues and direct expenses of the Recothrom Business for the year ended December 31, 2011, including the notes thereto, included in Exhibit 99.2 to this Amendment No. 1 filed with the SEC on April 19, 2013, which amends MDCO's Current Report on Form 8-K filed filed with the SEC on February 8, 2013.
The unaudited pro forma condensed combined consolidated statements of operations of MDCO for the nine months ended September 30, 2012 and year ended December 31, 2011 give effect to the acquisition of the Recothrom Business and other related pro forma events as if they had occurred on September 30, 2012 and December 31, 2011, respectively. The unaudited pro forma condensed combined consolidated balance sheet of MDCO as of September 30, 2012 gives effect to the acquisition of the Recothrom Business and other pro forma events as if they had occurred on September 30, 2012.
The acquisition of the Recothrom Business is accounted for in accordance with the revised Statement of Financial Accounting Standards ASC 805-10, “Business Combinations” (ASC 805-10) under which, among other things, transaction costs are expensed as incurred, the fair value of acquired license and option are capitalized. The total estimated purchase price, calculated as described in Note 2 to these pro forma financial statements, is allocated to the net intangible assets of the Recothrom Business based on their estimated fair values for purposes of these pro forma financial statements. The management of MDCO has made a preliminary allocation of the estimated purchase price to the intangible assets acquired based on a preliminary valuation and other preliminary estimates for purposes of these pro forma financial statements. A final determination of these estimated fair values will be based on the actual intangible assets of the the Recothrom Business that exist as of the date of completion of this transaction, and upon the final purchase price.
The pro forma financial statements are based on the estimates and assumptions which are preliminary and have been made solely for purposes of developing such pro forma information. The pro forma financial statements do not include liabilities that may result from integration activities after completion of the acquisition of the Recothrom Business that are not presently estimable. The management of MDCO is in the process of making these estimates. Any such liabilities will be recorded as expenses in subsequent periods. In addition, the pro forma financial statements do not include any potential operating efficiencies or cost savings from expected synergies. The timing and effect of actions associated with integration are as yet uncertain.
The pro forma financial statements should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of MDCO and the Recothrom Business might have looked like had the acquisition of the Recothrom Business and other pro forma events taken place at an earlier date. The pro forma financial statements are not necessarily an indication of the results that would have been achieved had the acquisition of the Recothrom Business been completed and other pro forma events occurred on the dates indicated or that may be achieved in the future.
The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•
the audited consolidated financial statements of MDCO for the year ended December 31, 2011 contained in MDCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 29, 2012 and amended on June 5, 2012, including the notes thereto; and

•
the audited statement of net revenues and direct expenses of the Recothrom Business for the year ended December 31, 2011 and the unaudited statements of net revenues and direct expenses for the nine months ended September 30, 2012 and 2011which are included in Exhibit 99.2 to this Amendment No. 1 filed with the SEC on April 19, 2013 which amends MDCO's Current Report on Form 8-K filed with the SEC on February 8, 2013

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of September 30, 2012
(in thousands)

	The Medicines Company	Recothrom Business	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$480,389	$—	$(117,432)	(a) (c)	$362,957
Available for sale securities	64,966	—	—		64,966
Accrued interest receivable	414	—	—		414
Accounts receivable, net	83,425	—	—		83,425
Inventory	62,337	—	—		62,337
Deferred tax assets	8,123	—	—		8,123
Prepaid expenses and other current assets	12,922	—	—		12,922
Total current assets	712,576	—	(117,432)		595,144
					—
Fixed assets, net	16,540		—		16,540
Intangible assets, net	120,702	—	89,870	(b)	210,572
Restricted cash	1,564	—	—		1,564
Deferred tax assets	72,531	—	—		72,531
Goodwill	14,671	—	25,130	(b)	39,801
Other assets	14,950	—	—		14,950
Total assets	$953,534	$—	$(2,432)		$951,102

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,344	$—	$—		$6,344
Accrued expenses	134,398	—	—		134,398
Deferred revenue	1,830	—	—		1,830
Total current liabilities	142,572	—	—		142,572
Contingent purchase price	22,633	—	—		22,633
Convertible senior notes (due 2017)	223,711	—	—		223,711
Other long term liabilities	6,076	—	—		6,076
Total liabilities	394,992	—	—		394,992
Commitments and contingencies:
Stockholders' equity:
Common stock	56	—	—		56
Additional paid-in capital	690,259	—	—		690,259
Treasury stock	(50,000)	—	—		(50,000)
Accumulated deficit	(81,074)		(2,432)	(c)	(83,506)
Accumulated other comprehensive loss	(697)	—	—		(697)

Total The Medicines Company stockholders' equity	558,544	—	(2,432)	556,112
Non-controlling interest in joint venture	(2)	—	—	(2)
Total stockholders' equity	558,542	—	(2,432)	556,110
Total liabilities and stockholders' equity	$953,534	$—	$(2,432)	$951,102

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
Nine months ended September 30, 2012
(in thousands, except per share data)

	The Medicines Company	Recothrom Business	Pro Forma Adjustments		Pro Forma Combined

Net revenue	$399,098	$49,836	$—		$448,934
Operating expenses:
Cost of revenue	125,111	21,237	—		146,348
Research and development	100,276	3,287	—		103,563
Recothrom amortization expense		13,613	12,300	(d)	25,913
Recothrom impairment charge		120,000			120,000
Selling, general and administrative	127,049	19,905	—		146,954
Total operating expenses	352,436	178,042	12,300		542,778

Income (loss) from operations	46,662	(128,206)	(12,300)		(93,844)
Co-promotion income	6,250	—	—		6,250
Interest expense	(4,389)	—	—		(4,389)
Other income	963	—	—		963
Income (loss) before income taxes	49,486	(128,206)	(12,300)		(91,020)
(Provision)/benefit for income taxes	(18,897)	—	50,582	(e)	31,685

Net income (loss)	30,589	(128,206)	38,282		(59,335)
Net loss attributable to non-controlling interest	2	—	—		2
Net income (loss) attributable to The Medicines Company	$30,591	$(128,206)	$38,282		$(59,333)

Basic earnings per common share attributable to The Medicines Company	$0.57				$(1.11)
Shares used in computing basic earnings per common share	53,653				53,653

Diluted earnings per common share attributable to The Medicines Company	$0.55				$(1.11)
Shares used in computing diluted earnings per common share	55,455				53,653

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
Year Ended December 31, 2011
(in thousands, except per share data)

	The Medicines Company	Recothrom Business	Pro Forma Adjustments		Pro Forma Combined

Net revenue	$484,732	$65,006	$—		$549,738
Operating expenses:
Cost of revenue	156,866	33,101	—		189,967
Research and development	110,180	5,383	—		115,563
Recothrom amortization expense		23,000	16,400	(f)	39,400
Selling, general and administrative	159,617	26,654	—		186,271
Total operating expenses	426,663	88,138	16,400		531,201

Income (loss) from operations	58,069	(23,132)	(16,400)		18,537
Legal settlement	17,984	—	—		17,984
Other income	1,790	—	—		1,790
Income (loss) before income taxes	77,843	(23,132)	(16,400)		38,311
Benefit from income taxes	50,034	—	15,022	(g)	65,056

Net income (loss)	127,877	(23,132)	(1,378)		103,367
Net loss attributable to non-controlling interest	—	—	—		—
Net income (loss) attributable to The Medicines Company	$127,877	$(23,132)	$(1,378)		$103,367

Basic earnings per common share attributable to The Medicines Company	$2.39				$1.93
Shares used in computing basic earnings per common share	53,496				53,496

Diluted earnings per common share attributable to The Medicines Company	$2.35				$1.90
Shares used in computing diluted earnings per common share	54,407				54,407

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

(1) Description of Transaction
On February 8, 2013 (the “Effective Date”), the previously announced collaboration arrangement between The Medicines Company (the “Company”) and Bristol-Myers Squibb Company (“BMS”) became effective pursuant to the Master Transaction Agreement, dated as of December 11, 2012, between MDCO and BMS. During the scheduled collaboration term of up to two years from the Effective Date (the “Collaboration Term”), BMS and MDCO will engage in certain collaborative activities related to the commercialization of Recothrom® products (the “Products” or "Recothrom Business") and MDCO will have the exclusive right to promote, market and sell the Products worldwide.
Recothrom is a recombinant thrombin approved by the U.S. Food and Drug Administration for use as a topical hemostat to control non-arterial bleeding during surgical procedures.
Under the Master Transaction Agreement, MDCO paid to BMS a one-time collaboration fee equal to $105 million and a one-time option fee equal to $10 million. MDCO did not assume, and if MDCO exercises the option, it will not assume, any pre-existing liabilities related to the Recothrom business, contingent or otherwise, arising prior to the collaboration period, and MDCO did not acquire, and if MDCO exercises the option, it will not acquire, any significant tangible assets related to the Recothrom business. Under the master transaction agreement, MDCO agreed to pay to BMS quarterly tiered royalty payments during the collaboration term equal to a percentage of worldwide net sales of Recothrom.
If MDCO exercises the option, it would, at the closing of the purchase of the option assets, acquire such assets and assume certain liabilities of BMS and its affiliates related to the assets and to pay to BMS a purchase price equal to the net book value of inventory included in the acquired assets, plus either:

•
a multiple of average net sales over each of the two 12-month periods preceding the closing of the purchase (unless the purchase closing occurs less than 24 months after February 8, 2013, in which case the measurement period would be the 12-month period preceding the purchase closing); or

•
if BMS has delivered a valid notice terminating the collaboration term early as a result of a material breach by MDCO under the master transaction agreement, the amount described above plus an amount intended to give BMS the economic benefit of having received royalty fees for a 24-month collaboration term.

In connection with the master transaction agreement, MDCO also entered into a supply agreement with BMS. Under the supply agreement, BMS or one or more of its affiliates will manufacture Recothrom and serve as the exclusive supplier of the Recothrom to MDCO during the collaboration term at specified purchase prices.

(2) Purchase Price
Total estimated purchase price is summarized as follows:

(in thousands)
Estimated upfront cash consideration	$115,000
Total preliminary estimated purchase price	$115,000

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets acquired:

Assets Acquired:	(in thousands)
Product license	$32,800
Option	57,070
Goodwill	25,130
Total Assets	115,000
Total preliminary estimated purchase price	$115,000

The value of the acquired product license and option, and goodwill is based upon a preliminary valuation. Differences between the preliminary and final valuation could have a material impact on the accompanying unaudited pro forma condensed combined financial statement information and MDCO’s future results of operations and financial position.

(3) Pro Forma Adjustments
Adjustments included in the column under the heading “Pro Forma Adjustments” are related to the following:
(a) Cash and cash equivalents adjustments consist of the following (in thousands):

(in thousands)
Estimated MDCO transaction fees	$2,432
Estimated upfront cash consideration paid to BMS	115,000
Total	$117,432

(b) To record the estimated fair value of product license and option, and goodwill. The value of product license and option rights is based upon a preliminary valuation. MDCO expects to complete the allocation of the purchase price within one year from the date of the acquisition. Differences between the preliminary and final valuation could have a material impact on the accompanying unaudited pro forma condensed combined consolidated financial statement information and MDCO’s future results of operations and financial position.

(c) To record transaction costs of $2,432 incurred by MDCO after the interim September 30, 2012 balance sheets presented herein.

(d) To record amortization expense of product license for the nine month period ending September 30, 2012.

(e) To record the tax effect of the Recothrom Business's net loss at September 30, 2012.

(f) To record amortization expense of product license for the year ending December 31, 2011.

(g) To record the tax effect of the Recothrom Business's net loss at December 31, 2011.